Exhibit 99.1
RESIGNATION LETTER
February 2, 2018

Corporate Secretary
Trupanion, Inc.
6100 4th Avenue South, Suite 200
Seattle, Washington 98107

Dear Trupanion Corporate Secretary:
In accordance with the Trupanion, Inc. Director Resignation Policy, I hereby:

X	Tender my resignation as a member of the board of directors of Trupanion, Inc., effective as of April 28, 2018.

Refuse to stand for re-election to the board of directors of Trupanion, Inc. at the next annual meeting of stockholders.

Please note that my resignation is not as a result of any disagreement between myself and the Company, its management, board of directors or any committee of the board of directors.

Sincerely,
/s/ Glenn Novotny
Glenn Novotny

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